Exhibit 99.1

ZIOPHARM ONCOLOGY REPORTS SECOND QUARTER FINANCIAL RESULTS

NEW YORK - July 31, 2008 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announced today its financial results for the three and six-month periods ended June 30, 2008.

The Company reported a net loss for the second quarter of 2008 of $6.5 million, or $(0.31) per share, compared with a net loss for the second quarter of 2007 of $6.5 million, or $(0.31) per share. Total operating expenses for the quarter were $6.6 million, compared with $7.2 million for the same quarter in the prior year. The decrease was primarily due to a reduction in product manufacturing for darinaparsin and palifosfamide, and a successful effort to effectively manage costs. Cash used in operations during the second quarter 2008 was $6.4 million, compared with $5.8 million used in the second quarter 2007.

The Company reported a net loss in the six-month period ended June 30, 2008 of $15.1 million, or $(0.71) per share, compared with a net loss of $11.6 million, or $(0.60) per share, in the same period of the prior year. Total operating expenses for the six months ended June 30, 2008 increased by 22.2% to $15.4 million as compared with total operating expenses of $12.6 million in the same period in the prior year. Cash used in operations was $13.8 million for the first six months of 2008, compared with $10.3 million used in the first half of 2007. ZIOPHARM ended the six-month period with approximately $21.1 million in total cash and cash equivalents. With the current cash position, realignment of priorities and a completed workforce adjustment we expect our cash to last late into the third quarter of 2009.

Highlights since the beginning of the second quarter 2008 included:

-- Presentation of positive clinical data of darinaparsin in patients with advanced hematological malignancies, including leukemias and lymphomas, at the American Association for Cancer Research (AACR) Annual Meeting; where therapy with darinaparsin was well tolerated and, among 7 lymphoma patients evaluable for efficacy, 1 patient with peripheral T-cell lymphoma achieved a complete response, one patient with Hodgkin’s lymphoma (nodular sclerosis) achieved an interval response, and one patient with B-cell lymphoma achieved stable disease and, among 14 leukemia patients evaluable for efficacy, 6 patients achieved stable disease

-- Granting of Orphan Drug Designation by the United States Food & Drug Administration (FDA) for palifosfamide (ZIO-201) in the treatment of Soft Tissue Sarcoma (STS), a disease with significant unmet medical need beyond locally effective surgery.

-- Promotion of Robert Morgan, JD, to Senior Vice President, Regulatory Affairs, Quality, and Clinical Development, and Janice Stevens, RN, to Vice President, Clinical Operations. The appointment of Jonathan Lewis, MD, PhD, Chief Executive Officer of ZIOPHARM to the role of Chief Medical Officer following the departure of Brian Schwartz, MD, formerly Chief Medical Officer.

-- Expansion of the Company’s intellectual property estate through the Notice of Allowance from the U.S. Patent and Trademark Office for patent applications numbered 11/252,966 and 11/349,043, covering claims for various organic arsenic compounds, including purified crystalline darinaparsin (ZIO-101), glycolic arsenicals, and the oral pharmaceutical composition of an organic arsenic compound, and their use in the treatment of cancer.

Jonathan Lewis, MD, PhD Chief Executive and Chief Medical Officer of ZIOPHARM, commented, "We have made encouraging progress in a number of key areas during the second quarter, including intellectual property, clinical data and regulatory achievement. We look forward to reaching additional clinical milestones over the balance of the year, while remaining focused on conserving capital and minimizing expenses during a challenging period for the financial markets."

About ZIOPHARM Oncology, Inc.
ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

ZIOP-E

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Contacts:

Suzanne McKenna
ZIOPHARM Oncology, Inc.
(646) 214-0703
smckenna@ziopharm.com
or
Andrea Rabney
Argot Partners
(212) 600-1902
andrea@argotpartners.com